EXHIBIT 99.1

For Immediate Release

DOV Contacts:
(Company)	(Corporate Communications)
Barbara Duncan	Kathleen Eppolito
Chief Financial Officer	Scientia Communications, Inc.
DOV Pharmaceutical, Inc.	(718) 281-1809
(201) 968-0980

Merck investor contact:	Merck media contact:
Michael Rabinowitz	Tony Plohoros
(908) 423-5185	(908) 423-3644

DOV Pharmaceutical and Merck Announce Agreement To Develop and
Commercialize Novel Depression Compounds

Whitehouse Station, NJ and Hackensack, NJ, August 5, 2004. Merck & Co., Inc. (NYSE: MRK) and DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced an agreement for the development and commercialization of DOV’s novel triple uptake inhibitors being developed for depression and related psychiatric disorders.

Merck has licensed exclusive worldwide rights to DOV 21,947, which is in Phase I, for all therapeutic indications. Merck has also licensed exclusive worldwide rights to DOV 216,303 for the treatment of depression, anxiety and addiction. DOV retains rights to DOV 216,303 for other indications.

Subject to approval under the Hart-Scott-Rodino Act, DOV will receive a $35 million up-front licensing payment. In addition, DOV could receive as much as $300 million for achieving certain clinical development and regulatory milestones for multiple territories and approval of two indications, and up to $120 million upon achievement of certain sales thresholds. Merck will assume responsibility for the full development, manufacturing and commercialization of DOV 21,947 and pay DOV royalties which increase based upon certain sales thresholds. DOV has an option to co-promote in the U.S. to psychiatrists and other specialists who treat depression.

“Merck’s premier research and development capabilities, coupled with its extensive sales and marketing resources, make it the ideal partner for our novel depression program,” said Dr. Arnold Lippa, President and CEO of DOV. “Our co-promotion right provides DOV with the enhanced ability to build a first-rate, central nervous system-focused sales force in the United States. In addition, the $35 million initial payment and reduced clinical development expenditures will enable us to aggressively pursue our other clinical development programs.”

“Merck is pleased to enter this agreement with DOV,” said Dr. Peter S. Kim, President of Merck Research Laboratories. “We believe that a triple uptake inhibitor that affects the neurotransmitters norepinephrine, serotonin and dopamine has the potential to offer physicians a real advance in the treatment of depression and related conditions.”

Clinical depression is one of the most common mental illnesses, affecting more than 50 million people worldwide each year. Depression is associated with significant loss of functioning and high morbidity. Despite the availability of medicines to treat depression, there is significant unmet medical need because of variable response to therapy or negative drug side effects, causing many patients to report inadequate response or incomplete remission. As a result, novel medicines are needed to provide new options to treat depression.

Serotonin, norepinephrine and dopamine are neurotransmitters often linked to depression and other psychiatric disorders. In preclinical studies to date, DOV’s compounds have shown to be potent and highly efficacious compared to commonly used antidepressants and have been generally safe and well-tolerated in early-stage clinical studies.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human health, directly and through its joint ventures.

DOV Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of our clinical trial programs and our regulatory efforts. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or perhaps even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop, test and commercialize our drugs. Further development and commercialization of any of our product candidates are subject to numerous factors outside our control including our ability to:

  demonstrate the safety and efficacy of product candidates at each stage of development;

  meet our development schedule for our product candidates;

  meet applicable regulatory standards and receive required regulatory approvals on ouranticipated time schedule or at all;

  meet obligations and achieve milestones under our license and other agreements;

  obtain collaborations as required with pharmaceutical partners;

  obtain substantial additional funds;

  obtain and maintain all necessary patents or licenses; and

  produce product candidates in commercial quantities at reasonable costs and competesuccessfully against other products and companies.

Other factors that may cause our actual results to differ materially from our forward-looking statements include the fact that we or the FDA may suspend one or more of our clinical trials, patient recruitment may be slower than expected or patients may drop out of our clinical trials and our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2004. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

Merck Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements.

The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K (if any), which Merck incorporates by reference.